Exhibit 99.19

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS THIRD
QUARTER EARNINGS

Company achieves record revenue; net income increases 17 percent

TULSA, OKLAHOMA, October 27, 2004: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) today reported results for the third quarter ended September 30, 2004. Total revenue for the 2004 third quarter was a record $421.1 million, a 14 percent increase over the 2003 third quarter. Pretax income was $40.5 million, up 16 percent from last year’s third quarter. Net income for the quarter was $25.0 million, or $.96 per diluted share. For the comparable 2003 quarter, net income was $21.4 million, or $.84 per diluted share.

For the nine months ended September 30, 2004, total revenue was $1.1 billion, a 16 percent increase over the comparable period in 2003. Net income for the nine months was $49.4 million, or $1.88 per diluted share, including the $.14 per share favorable effect of a cumulative change in accounting principle, compared to $28.3 million, or $1.12 per diluted share, for the comparable nine months of 2003.

Vehicle rental revenue was a record $378 million for the third quarter of 2004, a 22 percent increase over the 2003 third quarter. This growth was driven by a 26 percent increase in rental days of which 19 percent was generated from franchise acquisitions and greenfield locations and 7 percent was generated from stores operated in both years. Vehicle leasing revenue declined from last year’s third quarter due to fewer vehicles leased to franchisees resulting primarily from franchise acquisitions and to lower lease rates.

“We are very pleased with our strong third quarter performance, particularly considering the negative impact of the four hurricanes which hit Florida, a state that provides approximately 30 percent of our total rental revenue,” Gary L. Paxton, President and Chief Executive Officer, said. “Based on year over year trends, reduced travel into Florida during September combined with damage to our facilities and vehicles, lowered third quarter earnings by an estimated $.11 to $.12 per share. I am extremely proud of our Florida employees who went the extra mile to ensure the needs of our customers were met. We believe the impact of the hurricanes on the fourth quarter will be minimal as we have seen a recovery in travel to Florida in October.

“During the third quarter we achieved both strong same store growth and increased revenue from our franchise acquisitions. We continued to operate with very high vehicle utilization during the quarter and were able to achieve lower vehicle costs. Also, we enjoyed continued momentum on our two branded Web sites, dollar.com and thrifty.com, as customers seek value on the Internet. For the third quarter, 59 percent of total retail reservations were generated from the Internet including those made on our two Web sites.”

During the third quarter, the Company acquired the Thrifty Car Rental franchise operation in Chicago, which includes both the O’Hare and Midway airports. The Company also announced the acquisition of the Thrifty franchise operation in Corpus Christi, Texas, effective October 15; the acquisition of the Thrifty franchise operations in Southern California, serving Los Angeles International Airport and San Diego International Airport, effective on November 1; and the acquisition of the Thrifty franchise operation serving the John Wayne Airport in Orange County, California, effective on November 16. During 2004 the Company has acquired or announced the acquisition of 13 franchise operations and a fleet of approximately 11,000 vehicles. Since unveiling its growth strategy in 2002, the Company has acquired or announced the acquisition of 35 key U.S. and Canadian markets and opened eight new Dollar or Thrifty locations, adding approximately 26,000 vehicles on an annualized basis to the Company’s rental fleet. The Company anticipates completing more franchise acquisitions to drive additional growth.

During the third quarter DTG purchased 170,900 shares at a total cost of $4.1 million under its two-year $30 million share repurchase program. Since announcing the program, DTG has purchased 697,300 shares at a cost of $17.5 million.

Outlook
“Looking ahead, we believe DTG will continue to benefit as travelers seek value from our two brands,” Paxton said. “We also expect continued strong growth from our franchise acquisition strategy and are striving for continued operating efficiencies from our consolidated operating model. Regarding our earnings outlook, we are adjusting our previous 2004 earnings per share guidance range of $1.75 to $2.00 to a range of $1.75 to $1.85, primarily due to the third quarter impact of the hurricanes. This guidance excludes the cumulative effect of a change in accounting principle which was previously announced and included in first quarter results. For the fourth quarter, we expect same store rental day growth in a range of 9 to 10 percent and for revenue per day to be down about 2 percent from last year’s fourth quarter.”

The Dollar Thrifty Automotive Group, Inc. third quarter 2004 earnings release conference call will be held on Wednesday, October 27, 2004, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-395-2045 (domestic) or 210-234-8004 (international), using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through November 10, 2004, by calling 888-562-6879 (domestic) or 402-220-6534 (international). The replay will also be available via the corporate Web site for one year.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada, and they have operations at most major airports. The Company’s more than 8,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies’ customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2004	2003	2004	2003

Revenues:
Vehicle rentals	$377,989	$308,691	89.8%	83.3%
Vehicle leasing	24,688	41,863	5.9%	11.3%
Fees and services	16,384	15,372	3.9%	4.2%
Other	2,085	4,525	0.4%	1.2%

Total revenues	421,146	370,451	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	205,832	148,129	48.9%	40.0%
Vehicle depreciation and lease charges, net	88,033	110,790	20.9%	29.9%
Selling, general and administrative	60,487	51,694	14.4%	14.0%
Interest expense, net	26,280	24,765	6.2%	6.6%

Total costs and expenses	380,632	335,378	90.4%	90.5%

Income before income taxes	40,514	35,073	9.6%	9.5%

Income tax expense	15,480	13,709	3.7%	3.7%

Net income	$25,034	$21,364	5.9%	5.8%

Earnings per share:
Basic	$1.00	$0.87
Diluted	$0.96	$0.84

Weighted average number
of shares outstanding:
Basic	24,952,426	24,517,960
Diluted	26,195,471	25,496,094

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2004	2003	2004	2003

Revenues:
Vehicle rentals	$960,374	$750,762	89.4%	81.2%
Vehicle leasing	63,165	120,531	5.9%	13.0%
Fees and services	43,467	43,235	4.0%	4.7%
Other	7,788	10,505	0.7%	1.1%

Total revenues	1,074,794	925,033	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	542,480	368,152	50.5%	39.8%
Vehicle depreciation and lease charges, net	222,017	299,891	20.6%	32.4%
Selling, general and administrative	164,287	141,490	15.3%	15.3%
Interest expense, net	68,527	66,542	6.4%	7.2%

Total costs and expenses	997,311	876,075	92.8%	94.7%

Income before income taxes	77,483	48,958	7.2%	5.3%

Income tax expense	31,784	20,671	2.9%	2.2%

Income before cumulative effect of a change in accounting principle	45,699	28,287	4.3%	3.1%

Cumulative effect of a change in accounting principle	3,730	-	0.3%	0.0%

Net income	$49,429	$28,287	4.6%	3.1%

Basic earnings per share:
Income before cumulative effect of a change in accounting principle	$1.83	$1.16
Cumulative effect of a change in accounting principle	0.15	-

Net income	$1.98	$1.16

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle	$1.74	$1.12
Cumulative effect of a change in accounting principle	0.14	-

Net income	$1.88	$1.12

Weighted average number
of shares outstanding:
Basic	24,983,528	24,489,428
Diluted	26,265,039	25,244,005

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Nine months ended
	September 30, 2004		September 30, 2004

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	118,933		102,578
% change from prior year	26.1%		28.6%
Number of rental days	9,306,217		24,059,740
% change from prior year	25.9%		31.7%
Vehicle utilization	85.1%		85.6%
Percentage points change from prior year	(0.1) p.p.		1.7 p.p.
Average revenue per day	$40.62		$39.92
% change from prior year	(2.8%	)	(2.9%	)
Monthly average revenue per vehicle	$1,059		$1,040
% change from prior year	(2.9%	)	(0.6%	)

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	101,307		86,576
% change from prior year	7.4%		8.6%
Number of rental days	7,922,468		20,320,100
% change from prior year	7.2%		11.2%

Vehicle Leasing Data:

Average number of vehicles leased	21,394		18,434
% change from prior year	(30.2%	)	(37.9%	)
Monthly average revenue per vehicle	$385		$381
% change from prior year	(15.4%	)	(15.5%	)

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 6		$ 17
Non-vehicle capital expenditures (excludes acquisitions)	7		18
Franchise acquisitions	4		50
Cash paid for income taxes	-		2

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2004	2003	2003

	(Unaudited)

Cash and cash equivalents	$199	$142	$192
Restricted cash and investments	284	411	537
Revenue-earning vehicles, net	2,621	2,400	2,137

Total debt	2,656	2,582	2,442
Stockholders' equity	591	532	533